Exhibit 3.2
THE COMPANIES LAW, 5759-1999
A COMPANY LIMITED BY SHARES
Articles of Association of
Allot Communications Ltd.
Interpretation; General
1.	In these Articles, unless the context otherwise requires:
1.1.	These “Articles” shall mean the Articles of Association of the Company, as shall be in force from time to time.

1.2.	“as converted basis” means assuming the theoretical conversion of all outstanding Preferred Shares and Ordinary Shares (Series A) of the Company into Ordinary Shares, at the then applicable conversion ratio.

1.3.	The “Company” means the company whose name is set forth above.

1.4.	The “Directors” means the Board of Directors of the Company.

1.5.	“Interested Party” means any “interested party”, as such term is defined in the Israeli Securities Law of 1968, or any member of the family or affiliate of such Interested Party, Person controlled by it, Person under common control or Person controlling it.

1.6.	“IPO” means an initial underwritten public offering of the Company’s securities.

1.7.	The “Law” means the Companies Law, 5759-1999, and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

1.8.	The “Memorandum” means the Memorandum of Association of the Company.

1.9.	The “Office” means the registered office of the Company.

1.10.	The “Original Issue Price” means the price actually paid to the Company in US Dollars for each Preferred A Share, Preferred B Share, Preferred C Share, Preferred D Share or Preferred E Share, as applicable, held by such shareholder (as adjusted for any stock split, bonus shares or other recapitalization).

1.11.	“Person” means an individual, entity, corporation, partnership, joint venture, trust or unincorporated organization.

1.12.	“Preferred Shares” means the Preferred A Shares, the Preferred B Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares (all as defined below).

1.13.	The “Register” means the Register of Shareholders that is to be kept pursuant to the provisions of the Law.

1.14.	A “Shareholder” shall mean any person or entity that is the owner of a share or shares in the Company, as registered in the Register.

1.15.	“Writing” or any term of like import including words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

1.16.	The “Original Purchase Agreement” means that certain Share Purchase and

Shareholders Agreement between the Company and others entered into on January 28, 1998.

1.17.	The “Subsequent Purchase Agreement” means that certain Share Purchase and Shareholders Agreement between the Company and others entered into on March 10, 1999, and any addendums thereto.

1.18.	The “Third Purchase Agreement” means that certain Share Purchase and Shareholders Agreement between the Company and others entered into on June 1, 2000, and any addendums thereto.

1.19.	The “Fourth Purchase Agreement” means that certain Share Purchase and Shareholders Agreement between the Company and others entered into on October 30, 2002, and any addendums thereto.

1.20.	The “Fifth Purchase Agreement” means that certain Share Purchase Agreement between the Company and others entered into in August 2004, and any addendums thereto.

1.21.	The “Sixth Purchase Agreement” means that certain Share Purchase Agreement between the Company and others entered into in May 2006, and any addendums thereto.

1.22.	The “Original Agreements” means the Original Purchase Agreement, the Subsequent Purchase Agreement and the Third Purchase Agreement.

1.23.	"Majority Investors” shall mean the holders of the majority of the voting power of the Preferred Shares, on an as-converted basis.

1.24.	“Recapitalization Event” means any share combination or subdivision, bonus shares or any other recapitalization of the Company’s shares.

1.25.	“Securities Act” means the applicable securities law(s).
2.	Unless the subject or the context otherwise requires: words and expressions defined in the Law or in the Ordinance, to the extent still in effect as set forth in the Law, shall have the same meanings herein; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof.

3.	Certain Restrictions
     The Company is restricted as follows:
3.1.	The right to transfer shares is restricted in the manner hereinafter provided;

3.2.	The number of Shareholders of the Company at any time (other than employees or former employees of the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one shareholder for purposes of this Article.

3.3.	Any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

3.4.	The liability of each Shareholder is limited to the unpaid portion of the par value of each share held by such Shareholder.

3.5.	The Company may make contributions of reasonable sums and/or issue securities of the Company representing up to one percent (1%) of its issued and outstanding share capital to worthy purposes, determined as such by the Directors, even if such contributions are not made on the basis of business considerations.
4.	Capital
The authorized share capital of the Company is NIS20,000,000, divided into the following series of shares:
4.1.	194,628,607 Ordinary Shares par value NIS 0.10 each (“Ordinary Shares”).

4.2.	268,761 Ordinary Shares (Series A) par value NIS 0.10 each (“Ordinary Shares (Series A)”); unless otherwise specifically stated herein, all references to Ordinary Shares herein shall include all Ordinary Shares (Series A).

4.3.	776,562 Series A Preferred Shares par value NIS 0.10 each (“Preferred A Shares”).

4.4.	2,998,942 Series B Preferred Shares par value NIS 0.10 each (“Preferred B Shares”).

4.5.	89,826 Series C Preferred Shares par value NIS 0.10 each (“Preferred C Shares”).

4.6.	785,145 Series D Preferred Shares par value NIS 0.10 each (“Preferred D Shares”).

4.7.	452,157 Series E Preferred Shares par value NIS 0.10 each (“Preferred E Shares”).
5.	The Ordinary Shares and Ordinary Shares (Series A)
(a) Subject to the rights and privileges of the Preferred Shares, the holders of Ordinary Shares are entitled to receive notices of, and to attend, general meetings of the Shareholders; for each Ordinary Share held — to one vote at all Shareholders’ meetings for all purposes, and to share equally, on a per share basis, in such dividends as may be declared by the Board of Directors and approved by the shareholders out of funds legally available therefor, and upon liquidation or dissolution — in the assets of the Company legally available for distribution to shareholders after payment of all debts and other liabilities of the Company.
(b) Subject to the rights and privileges of the Preferred Shares, the holders of Ordinary Shares (Series A) are entitled to the same rights and privileges as the holders of Ordinary Shares, except that:
(i) each Ordinary Share (Series A) shall be automatically converted into one fully paid and non-assessable Ordinary Share (such conversion ratio, the “Ordinary Conversion Price”) immediately prior to the consummation of an IPO, subject only to adjustment as set forth in clause (ii) hereof; and
(ii) Until the IPO, upon each issuance by the Company of any Additional Shares (as defined in Article 6.3.3 below), after the date upon which any of the Ordinary Shares (Series A) were first issued, without consideration or at a price per share lower than $3.72075 (as adjusted for any stock split, bonus shares or other recapitalization), then immediately following such issuance, the Ordinary Conversion Price shall be reduced and determined in accordance with the provisions of Article 6.3 hereof, mutatis mutandis.
6.	The Preferred Shares
6.1.	Liquidation Preference. In the event of (i) any dissolution or liquidation of the Company; (ii) any bankruptcy or insolvency proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced by or against the Company; or (iii) the appointment of a receiver or liquidator to all or substantially all of the Company’s assets (a “Liquidation Event”) any assets of the Company available for distribution shall be distributed pursuant to the following order of preference:
6.1.1.	The holders of the Preferred E Shares shall be entitled to receive out of the assets of the Company available for distribution, prior to and in preference to any payments to any of the holders of any other classes of shares of the Company, per each Preferred E Share, an amount in US$ equal to the applicable Original Issue Price paid to the Company per each Preferred E Share, adjusted for any Recapitalization Event plus any declared but unpaid dividends in respect of each Preferred E Share (the “Preference E Amount”); if the assets of the Company available for distribution are not sufficient so as to permit payment in full of the Preference E Amount as aforesaid, all the assets of the Company available for distribution shall be distributed to the holders of the Preferred E Shares, on a pro-rata pari-passu basis.

Notwithstanding the aforesaid in this Articles 6.1.1, in the event that a pro rata (assuming for purposes of this Article 6.1.1 the conversion of all of the Preferred Shares and Ordinary Shares (Series A) into Ordinary Shares), pari passu, no preference distribution of the assets of the Company available for distribution to the Shareholders would yield to the holders of the Preferred E Shares, Preferred D Shares and to the holders of Preferred C Shares, an amount per each Preferred E Share, Preferred D Share and Preferred C Share (each as converted) which is more than (or equal to) three times the Original Issue Price of the Preferred C Shares (such amount, on the date these Articles are adopted is equal to US$94.515), all of the Company’s assets then available for distribution shall be distributed to all Shareholders of the Company, including the holders of the Preferred E Shares, on a pro rata, as-converted, no-preference basis.

6.1.2.	After payment in full of the Preference E Amount, the holders of the Preferred D Shares shall be entitled to receive out of the remaining assets of the Company available for distribution, prior to and in preference to any payments to any of the holders of any other classes of shares of the Company, per each Preferred D Share, an amount in US$ equal to the applicable Original Issue Price paid to the Company per each Preferred D Share, adjusted for any Recapitalization Event plus any declared but unpaid dividends in respect of each Preferred D Share (the “Preference D Amount”); if the remaining assets of the Company available for distribution are not sufficient so as to permit payment in full of the Preference D Amount as aforesaid, all the remaining assets of the Company available for distribution shall be distributed to the holders of the Preferred D Shares, on a pro-rata pari-passu basis.

Notwithstanding the aforesaid in this Articles 6.1.2 and the provisions of the first paragraph of Article 6.1.1, in the event that a pro rata (assuming for purposes of this Article 6.1.2 the conversion of all of the Preferred Shares and Ordinary Shares (Series A) into Ordinary Shares), pari passu, no preference distribution of the assets of the Company available for distribution to the Shareholders would yield to the holders of the Preferred E Shares, the Preferred D Shares and to the holders of Preferred C Shares, an amount per each Preferred E Share, Preferred D Share and Preferred C Share which is more than (or equal to) three times the Original Issue Price of the Preferred C Shares (such amount, on the date these Articles are adopted is equal to

US$94.515), all of the Company’s assets then available for distribution shall be distributed to all Shareholders of the Company, including the holders of the Preferred E Shares and the holders of the Preferred D Shares, on a pro rata, as-converted, no-preference basis.
6.1.3.	After payment in full of the Preference E Amount and the Preference D Amount, the holders of the Preferred C Shares shall be entitled to receive out of the remaining assets of the Company available for distribution, prior to and in preference to any payments to any of the holders of any other classes of shares of the Company, per each Preferred C Share, an amount in US$ equal to the applicable Original Issue Price paid to the Company per each Preferred C Share, adjusted for any Recapitalization Event plus any declared but unpaid dividends in respect of each Preferred C Share (the “Preference C Amount”); if the remaining assets of the Company then available for distribution are not sufficient so as to permit payment in full of the Preference C Amount as aforesaid, then all the remaining assets of the Company then available for distribution shall be distributed to the holders of the Preferred C Shares, on a pro-rata pari-passu basis.

Notwithstanding the aforesaid in this Articles 6.1.3 and the provisions of the first paragraph of Articles 6.1.1 and 6.1.2, in the event that a pro rata (assuming for purposes of this Article 6.1.3 the conversion of all of the Preferred Shares and Ordinary Shares (Series A) into Ordinary Shares), pari passu, no preference distribution of the assets of the Company available for distribution to the Shareholders would yield to the holders of the Preferred E Shares, the Preferred D Shares and Preferred C Shares, an amount per each Preferred E Share, Preferred D Share and Preferred C Share which is more than (or equal to) three times the Original Issue Price of the Preferred C Shares (such amount, on the date these Articles are adopted is equal to US$94.515), all of the Company’s assets then available for distribution shall be distributed to all Shareholders of the Company, including the holders of the Preferred E Shares, Preferred D Shares, on a pro rata, as-converted, no-preference basis.

6.1.4.	After payment in full of the Preference E Amount, the Preference D Amount and the Preference C Amount, the holders of the Preferred B Shares shall be entitled to receive out of the remaining assets of the Company available for distribution, prior to and in preference to any payments to any of the holders of any other classes of shares of the Company, per each Preferred B Share, an amount in US$ equal to the applicable Original Issue Price paid to the Company per each Preferred B Share, adjusted for any Recapitalization Event plus any declared but unpaid dividends in respect of each Preferred B Share (the “Preference B Amount”); if the remaining assets of the Company then available for distribution are not sufficient so as to permit payment in full of the Preference B Amount as aforesaid, then the remaining assets of the Company then available for distribution shall be distributed to the holders of the Preferred B Shares, on a pro-rata pari-passu basis.

Notwithstanding the aforesaid in this Articles 6.1.4, in the event that following payment of the Preference E Amount, the Preference D Amount and the Preference C Amount, as applicable, a pro rata (assuming for purposes of this Article 6.1.4 the conversion of all of the Preferred Shares and

Ordinary Shares (Series A) into Ordinary Shares), pari passu, no preference distribution of the remaining assets of the Company available for distribution to the Shareholders would yield to the holders of the Preferred B Shares, an amount per Preferred B Share which is more than (or equal to) three times the Original Issue Price of the Preferred B Shares (such amount, on the date these Articles are adopted is equal to US$23.835), then all of such remaining assets shall be distributed to all Shareholders of the Company, including the holders of the Preferred Shares, on a pro rata, as-converted, no-preference basis.

6.1.5.	After payment in full of the Preference E Amount, the Preference D Amount, the Preference C Amount and the Preference B Amount, the holders of the Preferred A Shares shall be entitled to receive out of the remaining assets of the Company available for distribution, prior to and in preference to any payments to any of the holders of any other classes of shares of the Company, per each Preferred A Share, an amount in US$ equal to the applicable Original Issue Price paid to the Company per each Preferred A Share, adjusted for any Recapitalization Event plus any declared but unpaid dividends in respect of each Preferred A Share (the “Preference A Amount”); if the remaining assets of the Company then available for distribution are not sufficient so as to permit payment in full of the Preference A Amount as aforesaid, then the remaining assets of the Company then available for distribution shall be distributed to the holders of the Preferred A Shares, on a pro-rata pari-passu basis.

Notwithstanding the aforesaid in this Articles 6.1.5, in the event that following payment of the Preference E Amount, the Preference D Amount, the Preference C Amount and the Preference B Amount, as applicable a pro rata (assuming for purposes of this Article 6.1.5 the conversion of all of the Preferred Shares and Ordinary Shares (Series A) into Ordinary Shares), pari passu, no preference distribution of the remaining assets of the Company available for distribution to the Shareholders would yield to the holders of the Preferred A Shares, an amount per Preferred A Share which is more than (or equal to) three times the Original Issue Price of the Preferred A Shares (such amount, on the date these Articles are adopted is equal to US$16.6125), then all such remaining assets shall be distributed to all Shareholders of the Company, including the holders of the Preferred Shares, on a pro rata, as-converted, no-preference basis

6.1.6.	After payment in full of the Preference E Amount, the Preference D Amount, the Preference C Amount, the Preference B Amount and the Preference A Amount, the remaining assets of the Company then available for distribution shall be distributed pro-rata among all the Shareholders of the Company, including the holders of Preferred E, D, C, B and A Shares, in proportion to their respective shareholdings in the Company, on an as-converted basis.
6.2.	Deemed Liquidation Preference. A merger, consolidation, reorganization in which the holders of a majority of the Company’s shares prior to such transaction do not hold a majority of the surviving entity’s shares following such transaction, or sale of all or substantially all of the Company’s shares or assets shall also be deemed a Liquidation Event unless otherwise agreed by the Majority Investors, unless such consent shall have (or has the potential to cause within the framework of such transaction) a disproportionate adverse affect on, or is at the expense of, any certain class of

Preferred Shares, in which case a written consent of the holders of a majority of such class of Preferred Shares shall be required (a “Deemed Liquidation”).
6.2.1.	If the consideration received by the Company or by the holders of the Preferred Shares, as the case may be, is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
6.2.1.1.	Securities not subject to investment letter or other similar restrictions on free marketability covered by 6.2.1.2 below:
(a)	If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) business days prior to the closing;

(b)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) business days prior to the closing; and

(c)	If there is no active public market, the value shall be the fair market value thereof, as mutually and in good faith determined by the Company and the Majority Investors, provided, however, that if the Majority Investors and the Company cannot mutually and in good faith agree on such valuation, the fair market value shall be determined by an independent U.S. investment bank of national stature, retained by the Company, at its own cost and expense, which shall be retained to conduct a valuation of such consideration, such valuation to be binding upon all holders of the Company’s share capital. The selection of an investment bank as provided for in the foregoing sentence shall be subject to the approval of the Majority Investors.
6.2.1.2.	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above to reflect the approximate fair market value thereof, as mutually and in good faith determined by the Company and the Majority Investors; provided, however, that if the Majority Investors and the Company cannot mutually agree on such valuation, the fair market value shall be determined by an independent U.S. investment bank of national stature, retained by the Company, at its own cost and expense, which shall be retained to conduct a valuation of such consideration, such valuation to be binding upon all holders of the Company’s share capital. The selection of an investment bank as provided for in the foregoing sentence shall be subject to the approval of the Majority Investors.
6.2.2.	The Company shall give each holder of record of Preferred Shares written notice of such impending Deemed Liquidation not later than ten (10) days prior to the shareholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article 6, and the Company shall thereafter give such holders prompt notice of any material changes in the terms and conditions of the transaction. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes to the information provided in a notice provided for herein; provided, however, that such periods may be shortened upon the written consent of the Majority Investors that are entitled to such notice rights or similar notice rights.
6.3.	Conversion
The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):
6.3.1.	Right to Convert
(a) Each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for such share by the conversion price at the time in effect for such share (the “Conversion Price”). The Conversion Price of the Preferred Shares as of the Closing of the Sixth Purchase Agreement shall be as follows:
Preferred A Shares: US$ 5.5375 per share;
Preferred B Shares: US$ 7.945 per share;
Preferred C Shares: US$ 25.7155 per share;
Preferred D Shares: US$ 10.2256 per share;
Preferred E Shares: US$ 12.1641 per share;
provided, however, that the Conversion Price for the Preferred Shares shall be subject to adjustment: (i) in accordance with any Recapitalization Event, and (ii) pursuant to the anti-dilution provisions set forth herein;
(b) Each Preferred Share shall automatically be converted into fully paid and non-assessable Ordinary Shares by dividing the applicable Original Issue Price by the Conversion Price at the time in effect for such Preferred Share, immediately prior to the consummation of an IPO.
(c) Without limiting the forgoing, in the event that in an IPO the closing price per share of the Company established for the purpose of the IPO (in this Article 6.3.1(c), “Offering Price Per Share”) multiplied by the number of Ordinary Shares issuable upon the conversion of all of the Preferred C Shares, shall not yield to the holders of the Preferred C Shares, an amount equal to at least three times the applicable Original Issue Price per each Preferred C Share multiplied by the number of Preferred C Shares, then the conversion ratio for the Preferred C Shares shall be adjusted so that the holders of the Preferred C Shares, respectively, shall be entitled to receive, upon conversion of the Preferred C Shares, such total number of Ordinary Shares (the “Special Ordinary Conversion Shares”) in accordance with and subject to the principles stated in the subsequent paragraphs, which shall substitute any other adjustment of the Conversion Price of the Preferred C Shares under these Articles.

Solely for purposes of the calculation of the number of Special Ordinary Conversion Shares, the following terms shall apply:
“Deemed Fully Diluted Share Capital” or “FD” shall mean, as at immediately prior to the closing of an IPO, the sum of (1) the number of the issued and outstanding shares of the Company, on an as converted basis, excluding shares held in escrow the consideration in full for which was not paid; (2) to the extent any warrant or right to purchase Preferred Shares is not exercised (including an exercise contingent upon the closing of such IPO) by payment of cash to the Company and does not expire upon the closing of the IPO, the number of the shares that would have been issued under such warrant or right had it been fully exercised through a “net” or “cashless” exercise upon the closing of the IPO (i.e., such number of shares that would have been the result of dividing the (i) excess of the product of the Offering Price Per Share and the total number of shares underlying the applicable warrant or right to purchase over the total price payable in the event of exercise in full of such warrant or right, by (ii) the Offering Price per Share); and (3) the number of all Ordinary Shares issuable upon exercise of all then outstanding options and warrants to purchase Ordinary Shares, regardless of vesting terms thereof.
“Deemed IPO Proceeds” shall mean the product of the Offering Price Per Share and the Deemed Fully Diluted Share Capital.
“Deemed Preference Distribution Amount” shall mean the sum of the Preference E Amount, the Preference D Amount, the Preference C Amount, the Preference B Amount and the Preference A Amount, as at immediately prior to the closing of the IPO. For purposes of calculation of such preference amounts, the Original Issue Price of any Preferred Share that is deemed to have been issued upon a “net” or “cashless” exercise as stated in paragraph (1) of the definition of Deemed Fully Diluted Share Capital shall be deemed to be equal to the payment that would have been made to the Company for such Preferred Share had it been issued for cash under the terms of its applicable warrant or right to purchase. The Original Issue Price of any Preferred Share that is to be issued upon exercise of a warrant in consideration for payment of its par value shall be deemed to be equal to zero.
“Deemed Pro-Rata Distribution Amount” shall mean the Deemed IPO Proceeds minus the Deemed Preference Distribution Amount.
“Deemed C Outstanding” or “C” shall mean the total number of Ordinary Shares resulting from the theoretical conversion of the Preferred C Shares into Ordinary Shares immediately prior to the closing of the IPO (without taking into account the adjustment under this Article 6.3.1(c), but taking into account the then existing conversion ratio of the Preferred C Shares into Ordinary Shares).
“Deemed C Pro-Rata Portion” shall mean the quotient of the Deemed C Outstanding divided by the Deemed Fully Diluted Share Capital.
“Deemed C Preference Amount” shall mean the Preference C Amount, as calculated immediately prior to the closing of the IPO.
“Deemed C Pro-Rata Amount” shall mean the product of the Deemed C Pro-Rata Portion and the Deemed Pro-Rata Distribution Amount.
“Deemed C Total Amount” shall mean the sum of the Deemed C Preference Amount and the Deemed C Pro-Rata Amount.
“Required C Percentage” or “C%” shall mean the percent of the Deemed C Total Amount in relation to the Deemed IPO Proceeds.

The number of the Special Ordinary Conversion Shares shall be equal to the result of the following formula:
(FD-C)*C%/(100%-C%)
Attached as Exhibit A to these Articles is an illustration of the calculation of the Special Ordinary Conversion Shares, based on the theoretical assumptions stated in such Exhibit.
6.3.2.	Mechanics of Conversion

Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares the holder shall surrender the certificate or certificates thereof at the office of the Company and shall give written notice by registered mail, postage prepaid, to the Company of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. Notwithstanding anything to the contrary, any conversion of Preferred Shares pursuant to these Articles shall not require any action, document (except for reporting and recording with the Registrar of Companies) or consent of the Company, the Shareholders or any of them or the Board of Directors and shall be effected and recorded by the Company automatically pursuant to the terms and process specified in this Article 6.3. All Shareholders, directors and the Company are obligated by the foregoing, and without derogating from the foregoing are committed to promptly take any action required to give effect to the foregoing and to duly effect a conversion pursuant to the terms hereof.

6.3.3.	Conversion Price Adjustments of Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares and Preferred A Shares
6.3.3.1.	The Conversion Price of the Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares and the Preferred A Shares shall be subject to adjustment from time to time as follows: (a) Until an IPO, upon each issuance by the Company of any Additional Shares (as defined below), after the date upon which any of the Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares or Preferred A Shares, as applicable, were first issued (the first issuance or grant date is referred to as the “Purchase Date”), without consideration or at a price per share lower than the Conversion Price in effect immediately prior to such issuance, as defined below (“Dilutive Securities”), then, the applicable Conversion Price shall be reduced in accordance with the following formula:

CP=	(a x P’) + (c x P’’)

(a+c)
in which: a is the number of Ordinary Shares of the Company, on an as converted basis, outstanding immediately prior to the relevant issuance of Dilutive Securities (on a fully diluted basis after giving effect to all outstanding options or warrants to purchase Ordinary or Preferred Shares except such options or warrants the exercise price of which is higher than the Conversion Price then in effect, and assuming the conversion into Ordinary Shares of all convertible securities); c is the number of Dilutive Securities; P’ is, for the first issuance of Dilutive Securities, the Original Issue Price of the Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares or Preferred A Shares, as applicable, and for any successive issuance of Dilutive Securities, the most recent Conversion Price of the Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares or Preferred A Shares, as applicable, calculated as aforesaid; and P’’ is the price per share of the Dilutive Securities.
(b) No adjustments of the Conversion Price for the Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares or Preferred A Shares, as applicable, shall be made in an amount less than one hundredth of a cent per share ($0.0001). No adjustment of such Conversion Price pursuant to Articles 6.3.3.1(a) through 6.3.3.1(f) shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(c) In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash received therefor after deducting from such cash amount any discounts, or underwriting commissions paid or incurred by the Company in connection with the issuance and sale thereof.
(d) In the case of the issuance of Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Company.
(e) In the case of the issuance of options to purchase or rights to subscribe for Additional Shares, or securities by their terms convertible into or exchangeable for Additional Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, “Options”), the aggregate maximum number of Additional Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential antidilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time full consideration for the shares deliverable upon exercise, conversion or exchange, as the case may be, of such Options have been paid for at a consideration equal to the consideration (determined in the manner provided in Articles 6.3.3.1(c) and 6.3.3.1(d)), if any, received by the Company for such Options upon the issuance of such Options plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti dilution adjustments) for the Additional Shares covered thereby.
(f) For purposes of Article 6.3.3.1(a) hereof, the consideration for any Additional Shares shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Shares are issued or deemed to be issued pursuant to Article 6.3.3.1(e).
“Additional Shares” shall mean shares of any class issued (or deemed to have been issued pursuant to Article 6.3.3.1(e)) by the Company after the Purchase Date other than: (i) shares issued pursuant to a transaction described in Article 6.3.1, Article 6.3.3.2 or Article 6.3.3.3 hereof; (ii) with regard to each Preferred Share, Ordinary Shares or any other security pursuant to a share option granted prior to the respective date on which such Preferred Share was issued, or shares or any other securities granted to employees or consultants of the Company under stock purchase or option plans approved by the Board of Directors; and (iii) Ordinary Shares issued upon the conversion of the Preferred Shares or the Ordinary Shares (Series A).
6.3.3.2.	If the Company shall subdivide or combine its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, or shall be proportionately increased in the case of combination of shares.

6.3.3.3.	If the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares not received by the holders of the Preferred Shares on an as-converted basis (hereinafter referred to as “Ordinary Share Equivalents”), then the Conversion Price shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction, (a) the numerator of which shall be the total number of Ordinary Shares outstanding immediately prior to such dividend, and (b) the denominator of which shall be the total number of Ordinary Shares outstanding immediately after such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

6.3.3.4.	Subject to Article 6.1, if the Company at any time shall make a distribution of its assets to the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, the holders of Preferred Shares shall be entitled to receive their liquidation preference, as set forth in Article 6.1, on an as-converted basis as of the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.
6.3.4.	Other Distributions

In the event the Company shall declare a distribution payable in securities of other Persons, evidence of indebtedness issued by the Company or other Persons, assets (including cash dividends) or options or rights not referred to in Article 6.3.3 then, in each such case for the purpose of this Article 6.3.4, the holders of the Preferred Shares shall be entitled to receive such distribution in respect of their holdings, on an as-converted basis as of the record date for such distribution.

6.3.5.	Recapitalizations

If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 6 and other than Deemed Liquidation under Section 6.2), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

6.3.6.	No Impairment

The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

6.3.7.	No Fractional Shares and Certificates as to Adjustments

(a) No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

(b) Upon the occurrence of each adjustment of the Conversion Price of Preferred Shares pursuant to this Article 6, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment and showing in detail the facts upon which such adjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.
6.3.8.	Notices of Record Date

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

6.3.9.	Reservation of Shares Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.
6.4.	Voting Rights

The holder of each share of the Preferred Shares shall have the right to one vote for each share of Ordinary Shares into which such Preferred Shares could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Articles of Association of the Company, and shall be entitled to vote, together with holders of Ordinary Shares and not as a separate class, with respect to any question upon which holders of Ordinary Shares have the right to vote.
Shares
7.	Subject to the provisions of the Law and these Articles, including Article 146, the unissued shares of the Company shall be at the disposal of the Directors who may without limiting or affecting any rights previously conferred on the holders of any existing shares or class of shares offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of Directors determine.
8.	Subject to the provisions of the Law and Article 146, the Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of Directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, provided that such issuance shall not infringe on any other provision of these Articles or any special right previously granted to a Shareholder to the extent such rights are still in effect.
9.	Subject to the provisions of Sections 312 and 313 of the Law and these Articles, the Company may issue redeemable shares and redeem them.
10.	Pre–emptive Rights. If at any time prior to an IPO the Company proposes to issue and sell New Securities, as defined below, it shall enable each of the holders of the Ordinary Shares and the holders of Preferred Shares (“Offerees”) to maintain his or its proportionate holdings of the share capital of the Company, on an as converted basis, as follows:
10.1.	“New Securities” shall mean any share capital of the Company, whether or not now authorized, and rights, options or warrants to purchase share capital, and securities of any type whatsoever that are, or may become, convertible into share capital; provided that the term “New Securities” shall not include (i) shares of the Company issuable upon exercise of options or warrants outstanding on the date of the Original Purchase Agreement, the Subsequent Purchase Agreement, the Third Purchase Agreement, the Fourth Purchase Agreement, the Fifth Purchase Agreement or the Sixth Purchase Agreement, or granted under one of them; (ii) securities offered to the public in an IPO; (iii) securities issued to employees, directors or consultants of the Company pursuant to any share option plan or share purchases or share bonus arrangement approved by the Board of Directors of the Company; (iv) securities issued pursuant to a stock split, Recapitalization Event, reclassification or payment of any dividend or distribution with respect to the Company’s issued and outstanding capital stock; (v) securities issued upon the conversion of Preferred Shares or Ordinary Shares (Series A); (vi) securities issued pursuant to the acquisition of another entity by the Company whereby the shareholders of the Company will own not less than a majority of the voting power of the surviving entity; and (vii) securities issued to a strategic partner or investor at a price per share not less than the Original Issue Price of the Preferred E Shares, provided that the total of the securities issued sunder this paragraph (vii) does not exceed 10% of the Company’s share capital on a fully diluted basis.

10.2.	In the event the Company undertakes an issuance of New Securities, it shall give each Offeree written notice thereof, which notice shall be given prior to such issuance, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same, and offering such Offeree to purchase such number of such New Securities as is necessary for such Offeree to retain the proportion of the Company’s issued and outstanding share capital, on an as-converted basis, which it held immediately prior to such issuance, for the price and upon the same terms specified in such notice. Such Offeree shall have fourteen (14) days from the date of such notice to accept such offer, alone or together with its Permitted Transferees (as defined below), in whole or in part, by written notice to the Company, provided that if the purchase by such Offeree is being effected prior to, or concurrently with such issuance of New Securities (rather than subsequent thereto) then such Offeree shall be obligated to consummate the purchase of such New Securities only if the Company consummates the sale of the balance of the New Securities, pursuant to the terms described in such notice.
10.3.	If the Offeree, alone or together with its Permitted Transferees, fails to accept such offer as to all or part of the New Securities apportioned to it within the time period set forth in Article 10.2, the Company shall have the right within one hundred and twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days), to sell the New Securities as to which such offer was not accepted, provided, however, that no such sale be effected at a price or upon terms more favorable to the purchasers thereof than those specified in the Company’s notice pursuant to Article 10.2. In the event the Company has not sold or entered into an agreement to sell such New Securities within the periods specified above, the Company shall not thereafter issue or sell such New Securities without first complying with the procedure set forth in this Article.
10.4.	For the purposes hereof, a “Permitted Transferee” of a Shareholder shall mean (a) such Shareholder’s spouse or child; (b) a corporate entity which controls, is controlled by, or is under common control with such Shareholder; (c) any of the general and/or limited partners of such Shareholder, or their controlling persons or entities, either directly or through another entity; (d) any entity which is a general partner of the entities described in subarticles (b) and (c) and any limited partner of such general partner, (e) any investment fund or similar entity managed by the Shareholder or its affiliated entity; (f) one or more of such Shareholder’s investors, directors or officers or to entities that manage or co-manage, directly or indirectly, such Shareholder or are managed by such Shareholder, or any of its general or limited partners; (g) any investment fund or similar entity managed or co-managed by one or more of such Shareholder’s directors or officers; (h) with respect to NJI No. 3 Investment Fund only (as defined under the Third Purchase Agreement), Jafco Investment (Asia Pacific) Ltd, formerly known as (Nomura/Jafco Investment (Asia) Ltd.), or a similar entity managed by Jafco Investment (Asia Pacific) Ltd, or a nominee or a trustee of NJI No.3 Investment Fund or Jafco Investment (Asia Pacific) Ltd. for the benefit of either of them.; (i) to a trustee (including a trustee of a voting trust) or from such trustee to its beneficiary; (j) with respect to Genesis (as defined under the Third Purchase Agreement), a transfer to Genesis Partners II L.D.C. and/or to E. Shalev Management Ltd.; (k) deleted; (l) with respect to TFV II Investors (as defined under the Third Purchase Agreement): (i) any entity including any corporate body or partnership) that is controlled by TFV II Investors, or which is controlled by a member of TFV II Investors Group, or which is controlled by TFV II Investors together with a member of TFV II Investors or their affiliates exercise investment discretion or act as principal investment advisors, and any entity managed by any of the above said entities, (ii) any member of TFV II Investors Group. For the purpose of this definition a “Group” or “TFV II Investors Group” shall mean, in relation to any entity in the group which is a company — a subsidiary or holding company of such company or a subsidiary or holding company of such a holding company (and so on), and in relation to any entity in the group which is a Venture Capital Fund — any fund who is part of such a Venture Capital Fund, including any of its limited partners or general partners; (m) with respect to Partech International Growth Capital I LLC (in addition to subsections (a)-(f) of this Article 10.4) Partech International Growth Capital II LLC, Partech International Growth Capital III LLC, AXA Growth Capital II L.P., Double Black Diamond II LLC, and Multinvest LLC (each a “Partech Fund” and together the “Partech Funds”) to any person who is manager, advisor or administrator of a Partech Fund and to any successor fund or investors, including former investors, of a Partech Fund that is a shareholder in the Company; (n) with respect to Jerusalem Venture Partners IV LP, Jerusalem Venture Partners IV-A LP, Jerusalem Venture Partners Entrepreneurs Fund IV LP and Jerusalem Venture Partners IV (Israel) LP (each a “JVP Fund” and together the “JVP Funds”): (i) any entity (including any corporate body or partnership) that is controlled by a JVP Fund, or which is controlled by a member of the JVP Fund Group, or which is controlled by a JVP Fund together with a member of JVP Funds or their affiliates exercise investment discretion or act as principal investment advisors, and any entity managed by any of the above said entities, (ii) any member of JVP Fund Group. For the purpose of this definition a “Group” or “JVP Fund Group” shall mean, in relation to any entity in the group which is a company — a subsidiary or holding company of such company or a subsidiary or holding company of such a holding company (and so on), and in relation to any entity in the group which is a Venture Capital Fund — any fund who is part of such a Venture Capital Fund, including any of its limited partners or general partners.
10A. Reserved.
11.	The Company may issue from time to time share warrants the terms and conditions of which shall be determined by the Board of Directors in accordance with these Articles.
12.	Subject to the provisions of the Law, the Company shall be permitted to pay any Person a commission, in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for shares in the Company.
13.	The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

14.	If two or more Persons are registered as joint holders of a share:
14.1.	They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorneys and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

14.2.	Each one of them shall be permitted to give receipts binding all the joint holders for dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.
15.	Share certificates shall be issued under the stamp of the Company and shall bear the signatures of one director, or of any other person or persons authorized thereto by the Board of Directors. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may deem fit.
Lien
16.	The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a share shall also apply to dividends and other distributions payable on it. The Directors may exempt any share, in full or in part, temporarily or permanently, from the provisions of this Article.
17.	The Company may sell any share on which it has a lien in any manner the Directors see fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until 14 days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.
18.	The net proceeds of the sale shall be applied in payment of the amount due to the Company or the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.
19.	After the execution of a sale of pledged shares as aforesaid, the Directors shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.
Calls for Payment
20.	With respect of shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive dividends nor to use any other right a Shareholder has unless he has paid all the calls by the Company that shall be made from time to time.
21.	The Directors may make calls for payment from Shareholders of the amount not yet paid up on their shares as the Directors shall see fit, provided that the Company gives the Shareholder prior notice of at least fourteen (14) days on every call and that the day of payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.
22.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.
23.	If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Directors shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Directors may forego the payment of such linkage differentials or interest, in whole or in part.
24.	Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment has been made and an appropriate notice thereof given.
25.	At the time of issue of shares the Directors may make arrangements that differentiate between shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.
26.	The Directors may, if they think fit, accept from any Shareholder for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.
Forfeiture of Shares
27.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.
28.	The notice shall specify a date not less than 7 days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.
29.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. The forfeiture shall apply to those dividends that were declared but not yet distributed with respect to the forfeited shares.
30.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Directors think fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.
31.	A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.
32.	The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.
33.	A declaration in writing by two Directors that a share in the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all Persons claiming to be entitled to the share. That declaration, together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof, shall constitute good title to the share.
34.	The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity of invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.
35.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the par value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.
Transfer of Shares
36.	General Limitation.

Until an IPO, no shareholder of the Company, shall sell, assign, transfer, pledge, lien, grant any right in or otherwise dispose of (collectively, “Transfer”) all or any part of its shares of the Company, including all rights to acquire shares of the Company, including notes convertible into shares of the Company (for purposes of Articles 36 — 47, the “Shares”), other than in compliance with the terms of these Articles

37.	Yigal Jacoby (including “Odem Rotem Ltd.”) (“Jacoby”)

Until the earlier to occur of (i) the lapse of eighteen months following the closing of the Sixth Purchase Agreement or (ii) an IPO, any Transfer of Shares constituting more than 50% of Jacoby’s shareholdings in the Company at that time, whether in one or in a series of related transactions, other than to a Permitted Transferee of Jacoby, shall require prior written consent by the holders of at least 75% of the outstanding shares of the Company, Ordinary and Preferred, on an as-converted basis.

For purposes of this Article 37, any Transfer of shares in any corporate Shareholder controlled by Jacoby (alone or with others) shall be deemed to be a Transfer of Shares in the Company and therefore limited as aforesaid.
38. Co-Sale
38.1.	Until the IPO, if Jacoby, Michael Shurman (“Shurman”) or any of the holders of Preferred Shares (“Selling Shareholder”) shall wish to and may hereunder Transfer Shares of the Company, then Jacoby, Shurman and the holders of Preferred Shares as are registered in the Company’s Register of Shareholders, other than the Selling Shareholder, (in this Article, the “Participating Shareholders”) shall have the right to participate in such a Transfer pro rata to their shareholdings in the Company at such time, according to the following procedure:
38.1.1.	The Selling Shareholder shall so notify the Participating Shareholders describing in such notification the identity of the proposed purchaser and the material terms of such proposed Transfer (“Offer”). The Company shall, at the request of the Selling Shareholder, provide it with the addresses and contact persons of the Participating Shareholders, as the same are registered in the Company’s Register of Shareholders. Upon receipt of such notice, each of the Participating Shareholders shall have the right to exercise the option contained in this Article 38.

38.1.2.	Each of the Participating Shareholders shall have the option, exercisable by written notice to the Selling Shareholder, within fourteen (14) business days after receipt of the notice described in Article 38.1.1, to require the Selling Shareholder to provide as part of his proposed sale that a Participating Shareholder which has exercised its option as aforesaid be given the right to participate, on the same terms and conditions as provided in the Offer, in the sale pro rata to the respective numbers of shares owned at such time by the Participating Shareholders which have exercised their option as aforesaid and the Selling Shareholder. If a Participating Shareholder shall not respond to such notice within the period specified above, the Participating Shareholder shall be deemed to have refused to participate in such sale.
38.1.3.	Each of the Selling Shareholders covenants not to Transfer his or its Shares in the Company, which are subject to the restrictions set forth in this Article 38, if a Participating Shareholder cannot sell its Shares in such transaction in accordance with this Article 38, unless the holders of a majority of the shares held by the Participating Shareholders waive such right, in advance of any Transfer by the Selling Shareholder, in writing.
38.1.4.	In the event that any of the Selling Shareholders should Transfer any Shares in contravention of this Article 38 (“Prohibited Transfer”) such Prohibited Transfer shall be null and void and the Board of Directors shall not effect any Transfer of Shares which constitutes a Prohibited Transfer. In addition, each of the Participating Shareholders may proceed to protect and enforce its rights by suit in equity or by action at law, whether for the specific performance of any term contained in this Article 38 or for an injunction against the breach of any such term or in furtherance of the exercise of any power granted in this Article 38, or to enforce any other legal or equitable right of the Participating Shareholder or to take one or more of such actions.
38.2.	Without derogating from the aforesaid, until the IPO, in circumstances where one or more Shareholders (for the purpose of this Article 38.2, the “Transferor(s)”) receives a bona-fide offer from an external acquiring third party purchaser (for the purpose of this Article 38.2, the “Purchaser”) to Transfer such number of shares of the Company to the Purchaser so that, as a result of such Transfer, the Purchaser would hold more than 50% of the share capital of the Company on an issued and outstanding basis, which offer the Transferor(s) intends to accept, the Transferor(s) shall be bound to procure that such Purchaser purchase from the other Shareholders of the Company all of the shares that such Shareholders hold and wish to sell, upon the same terms and conditions as those offered by the Purchaser to the Transferor(s).

38.3.	Anything to the contrary notwithstanding, the provisions of this Article 38 will not apply to the Transfer by a Selling Shareholder to a Permitted Transferee (as defined under Article 10.4) of such Shareholder, provided that such a Transfer to a Permitted Transferee shall not be effective unless (i) the Selling Shareholder, shall notify the Participating Shareholders of the Transfer prior to its effect; (ii) the Permitted Transferee agrees in writing to remain subject to all of the limitations and obligations in these Articles which apply to the Shares being transferred.

38.4.	For the avoidance of doubt, in the event that a Transfer of Shares transaction pursuant to this Article 38 constitutes a Deemed Liquidation, then the provisions of Article 6.1 shall apply to such transaction.
39.	Right of First Refusal

Until the IPO, the holders of Ordinary Shares, Ordinary Shares (Series A), Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares, and Preferred E Shares, in each case, as are registered in the Company’s Register of Shareholders (for the purpose of this Article 39, each a “Holder”) shall have a right of first refusal with respect to any Transfer by any other Holder of all or any of its shares in the Company, as follows:

39.1.	If at any time any Holder wishes to Transfer any or all Shares owned by it (“Offeror”) pursuant to the terms of a bona fide offer received from any party or otherwise, he shall submit a written offer (the “Offer”) to Transfer such Shares (the “Offered Shares”) to the other Holders (the “Offerees”) on terms and conditions, including price, identical to those proposed by such third party (the terms of the Offer are referred to herein as the “Proposed Terms”) and the Company shall, at the request of the Offeror, provide it with the addresses and contact persons of the Offerees, as the same are registered in the Company’s Register of Shareholders. The Offer shall disclose the identity of the proposed purchaser or transferee, the Shares proposed to be sold or transferred and the Proposed Terms.

39.2.	Each Offeree shall have the right to purchase that number of the Offered Shares as shall be equal to the aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of Shares then held by such Offeree (on an as converted basis) and the denominator of which is the aggregate number of Shares then owned by all of the Offerees, on an as-converted (such fraction hereinafter referred to as the “Pro Rata Fraction” of each Offeree). Each Offeree shall have the right to accept the Offer only as to all of the Pro Rata Fraction. In the event an Offeree does not wish to purchase his Pro Rata Fraction of the Offered Shares, then any other Offeree who so elects shall have the right to purchase, on a pro rata basis with other Offerees who so elect, any Pro Rata Fraction of Offered Shares not purchased by an Offeree. For the avoidance of doubt, if the Offerees do not elect to purchase all of the Offered Shares, then there shall be no right to purchase Shares pursuant to this Article 39.

39.3.	Within fourteen (14) days from the date of receipt of the Offer, each of the Offerees shall give written notice to the Offeror (the “Response Notice”) whether he wishes to purchase his Pro Rata Fraction of the Offered Shares, and whether he wishes to purchase, in addition, his applicable Pro Rata Fraction of Offered Shares not purchased by other Offerees, all pursuant to the Proposed Terms. If such Response Notice has not been given by an Offeree within the aforesaid time period, he shall be deemed to have refused to purchase his Pro Rata Fraction of the Offered Shares.

39.4.	At the expiration of the said fourteen (14) days: (i) if notices of Offerees who expressed their wish to purchase Offered Shares have been received by the Offeror in respect of all of the Offered Shares, the Offered Shares shall be Transferred by the Offeror to such Offerees pursuant to the Proposed Terms; (ii) in the event that the Offerees do not elect to purchase all of the Offered Shares, then such Offered Shares may be Transferred by such Offeror at any time within 90 days thereafter. Any such Transfer shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser than the Proposed Terms. Any Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer and right of first refusal pursuant to this Article 39.

39.5.	The rights of first refusal under this Article 39 shall not apply to a transfer by a Holder to a Permitted Transferee of such Holder, provided that (i) the transferring Holder shall notify the other Holders of such transfer prior to its effect; (ii) the Permitted Transferee agrees in writing to remain subject to all of the limitations and obligations in these Articles which apply to the Shares being transferred; and (iii) that such transferee shall not further transfer any of the shares (except back to the Holder, to a Permitted Transferee of the Holder, or in accordance with the provisions of these Articles).

39.6.	In the event of any permitted Transfer under Article 39.5, the transferee shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by, these Articles.
39.7.	Notwithstanding anything to the contrary in these Articles, for a period of 12 months after the closing of the Sixth Purchase Agreement, JVP Funds shall have an absolute preference over other Holders pursuant to this Article 39 with respect to any Transfer by any of NJI No. 3 Investment Fund, Samro N.V., CBS IMMO II N.V. and Doron Tishman, NetReality Reciever to purchase such number of transferred shares at its discretion. In the event that JVP Funds do not fully exercise such right under the terms of Article 39 to purchase all shares so transferred, then the other Holders shall be entitled to the rights under Article 39 with respect to any shares not purchased by JVP Funds. The provisions of this Article 39.7 shall apply only if the price per Ordinary Share (on an as-converted basis) in such transfer is at least US$ 0.98659 (as adjusted for any stock split, bonus shares or any other recapitalization event).

39.8.	Any Transfer of shares by any Participating Shareholder pursuant to the exercise of its co-sale rights under Article 38 above shall not give the Holders additional rights of first refusal or any other participation rights and shall be deemed to have been part of the Offered Shares and included in the Offer to the extent that the number of the shares being Transferred has not changed as a result of the exercise of co-sale rights. To the extent such number has changed, the provisions hereof shall apply to the transaction again, ab initio, and the Transferor shall give a new Offer hereunder.
40.	Any Transfer of Shares in the Company by a Shareholder shall require the consent of the Directors, except if such Transfer is to a Permitted Transferee of the Shareholder or to another Shareholder, which consent shall not be unreasonably withheld.
41.	Each Transfer of Shares shall be made in writing in such form of a Share Transfer Deed as approved by the Directors from time to time, which shall be executed both by the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Directors may require. The share transfer deed with respect to a Share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Directors, shall remain with the Company; any deed of transfer that the Directors shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.
42.	The transferor shall be deemed to remain a holder of the Shares until the name of the transferee is entered into the Register in respect thereof.
43.	The Company may impose a fee for registration of a Transfer, at a reasonable rate as may be determined by the Directors from time to time.
44.	The Register shall be closed for a period of 14 days before every ordinary general meeting of the Company and at other dates and for such other periods as are determined by the Directors from time to time, provided, however, that the Register shall not be closed for a total of more than 30 days in any calendar year.
45.	Upon the death of a Shareholder, the remaining partners, in the event that the deceased was a partner in a Share, or the administrators or executors or heirs of the deceased, in the event the deceased was the sole holder of the Share or was the only one of the joint holders of the Share to remain alive, shall be recognized by the Company as the sole holders of any title to the Shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a Share from any obligation to the Company with respect to the Share that he held in partnership.

46.	Any Person becoming entitled to a Share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share, or, instead of being registered himself, to transfer such Share to another Person, in either instance subject to the Directors’ power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his Share before his death or before his bankruptcy, and subject to all other provisions hereof relating to Transfers of Shares.
47.	A Person becoming entitled to a Share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid or distributions made, with respect to the Share, but shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that Share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that Share.
Changing Share Rights
48.	If at any time the share capital is divided into different classes of shares the Company may, unless otherwise provided by the terms of issue of the affected shares, change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions or provisions related to at that time to one or more of the classes, if it received the consent in writing of the holders of a majority of the issued shares of the affected class, or if sanctioned by a resolution adopted by a separate special general meeting of the holders of such class of shares (provided, however, that the creation of a new class of shares with certain rights shall not be deemed to fall under this Article 48 in respect of other classes of shares); the provisions of these Articles regarding general meetings shall apply, mutatis mutandis, to such separate special general meeting, but the required quorum shall be at least two Shareholders who own one third of the issued shares of the affected class, or their proxies.
Modification of Capital
49.	The Company may, from time to time and subject to Article 146 herein:
(a) consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;
(b) cancel any shares which have not been purchased or agreed to be purchased by any Person;
(c) by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed in these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;
(d) reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Law;
(e) increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the special rights conferred upon any existing class of shares), and subject to any conditions and restrictions with respect to dividends, return of capital, voting or otherwise.
With respect to any consolidation of shares and any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

(i) allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;
(ii) to the extent as may be permitted under the Law, redeem or purchase such shares or fractional shares sufficient to preclude or remove fractional shareholdings;
(iii) cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 49.
50.	The Company shall have the right to set out regulations with respect to issuance and allotment of securities, including but without derogating from the generality of the above, shares, debentures, options and warrants, and to determine that the aforesaid shall be convertible at a specified rate or some other predetermined formula. Absent such regulations, the Directors shall be authorized to issue and allot such other types of securities to such Persons, at such times and upon such terms and conditions as the Company may by resolution of Directors determine.

51.	Subject to any provision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

52.	Reserved.

53.	Reserved.

54.	Reserved.

55.	Reserved.

56.	Reserved.
General Meetings
57.	A general meeting shall be held once in every year, at such place and time as may be prescribed by the Directors but in any event not being more than fifteen (15) months after the last preceding general meeting. The aforesaid general meetings shall be called ordinary general meetings; all other general meetings shall be called special general meetings.
58.	The Directors, whenever they think fit, may, and upon a demand in writing by (i) a Director; (ii) one (1) or more Shareholders holding at least ten (10) percent of the issued and outstanding share capital and at least one (1) percent of the voting rights; (iii) one (1) or more Shareholders holding at least ten percent (10) of the voting rights in the Company - shall, convene a special general meeting. Every such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded each of which is signed by one or more of the Petitioners. If the Directors do not convene a meeting, the Petitioners may convene by themselves a special general meeting as provided in Section 64 of the Law.
59.	Notices of general meetings shall be given as follows:

59.1.	A prior notice of at least seven (7) days and no more than forty five (45) days (not including the day of delivery but including the day of the meeting) of any general meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

59.2.	The notice shall be given as hereinafter provided to the Shareholders entitled pursuant to these Articles to receive notices from the Company.

59.3.	Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting.

59.4.	With the consent of all the Shareholders who are entitled at that time to receive notices, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.
Proceedings of General Meetings
60.	Subject to the provisions of these Articles, the function of the general meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the Directors and auditors; to declare dividends, to appoint auditors and to fix their salaries, to amend these Articles, to approve certain actions and transactions under the provisions of Sections 255 and 268 through 275 of the Law.
61.	No matter shall be discussed at a general meeting unless a quorum is present at the time when the general meeting starts its discussions. The presence of two (2) or more shareholders holding the majority of the voting power in the Company, on an as-converted basis, including at least one holder of Preferred Shares, shall constitute a quorum for general meetings.
62.	Notwithstanding the aforesaid, if within half an hour of the time arranged for the general meeting, respectively, no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a business day, then to the first business day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the present shareholders shall be deemed a quorum.
63.	The chairman of the Board of Directors shall preside as chairman at all general meetings. If there is no chairman, or if he is not present within fifteen (15) minutes from the time appointed for the meeting, or if he shall refuse to preside at the meeting, the Shareholders present shall elect one of the Directors to act as chairman, and if only one Director is present, he shall act as chairman. If no Directors are present, or if they all refuse to preside at the meeting, the Shareholders present shall elect one (1) of the Shareholders present to preside at the meeting. The office of the chairman shall not, by itself, entitle the holder thereof to vote at any general meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such chairman to vote as a shareholder or proxy of a shareholder, if, in fact, he is also a shareholder or such proxy).
64.	The chairman of a general meeting at which a quorum is present may adjourn the same from time to time and from place to place (but not more than once without the approval of the general meeting) and the chairman shall do so if so directed by the meeting; but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

If a meeting is adjourned for twenty one (21) days or more, then notice thereof shall be given in the manner required for the meeting as originally called. If the adjourned meeting is adjourned for less than (21) days, then notice thereof shall be given in accordance with the provisions of the Companies Law, if any.
Vote by Shareholders
65.	Every resolution put to the vote at a meeting shall be decided by a count of votes. All resolutions shall be passed by a majority vote.
66.	At a vote by count of votes, each Shareholder present at a meeting, personally or by proxy, shall be entitled, subject to and without derogating from any rights or restrictions existing at that time with respect to a certain class of shares forming part of the capital of the Company, to one vote for each share held by him; provided that no Shareholder shall be permitted to vote at a general meeting or to appoint a proxy to vote therein unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.
67.	If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.
68.	In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register of Shareholders.
69.	An objection to the right of a Shareholder or a proxy to vote in a general meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.
70.	A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.
71.	A Shareholder of the Company which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.
72.	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder of the Company. Shareholders may participate in a general meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a general meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

73.	A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, shall be in the form prescribed by the Directors, and such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Directors may direct from time to time, prior to the time appointed for the meeting or adjourned meeting or presented at such meeting to the chairman of the meeting, wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy which is not limited in time and does not specifically state that it is irrevocable shall expire twelve (12) months after the date of its execution; if the appointment shall be for a limited period, whether in excess of twelve (12) month or not, the instrument shall be for the period stated therein.
74.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.
75.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.
76.	Subject to the provisions of any law, a resolution in writing signed by all the holders of shares entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by telex, telegram or facsimile, shall have the same validity as any resolution carried in a general meeting of the Company duly convened and conducted for the purpose of passing such a resolution.
Directors
77.	Until an IPO, the Company’s Board of Directors shall consist of up to Nine (9) directors as follows:
77.1.	Three directors will be appointed by the holders of the majority of the Ordinary Shares and Ordinary Shares (Series A), who shall initially be Yigal Jacoby, Michael Shurman and Yosi Elihav.

77.2.	One director shall be appointed by the JVP Funds (the “JVP Director”). Such right of the JVP Funds to appoint one director shall expire immediately upon the aggregate holdings of the JVP Funds together with their Permitted Transferees becoming less than 3% of the outstanding share capital of the Company.

77.3.	One director will be appointed by the Partech Funds (the “Partech Director”); such right of the Partech Funds to appoint one director shall expire immediately upon the aggregate holdings of the Partech Funds together with their Permitted Transferees becoming less than 3% of the outstanding share capital of the Company. In addition, for as long as the Partech Funds hold shares in the Company and do not have the right to appoint a director to the Company’s Board of Directors, the Partech Funds shall be entitled to appoint a non-voting observer to the Company’s Board of Directors. Such observer shall be entitled to attend all Board of Directors’ meetings, but will not be entitled to vote at any such Board of Directors’ meeting.

77.4.	One director shall be appointed by Gemini Israel II Parallel Fund LP (the “Gemini Director”). Gemini Israel II Parallel Fund LP, Gemini Israel II LP, Gemini Partner Investors L.P., and Advent PGGM Gemini LP shall be known collectively as the “Gemini Shareholders”. Such right of the Gemini Shareholders to appoint one director shall expire immediately upon the aggregate holdings of the Gemini

Shareholders together with their Permitted Transferees becoming less than 3% of the outstanding share capital of the Company.

77.5.	One director shall be appointed by Genesis Partners I L.P. and Genesis Partners I (Cayman) L.P. (the “Genesis Shareholders” and the “Genesis Director”, respectively), provided that the right of the Genesis Shareholders to appoint one director shall expire immediately upon the aggregate holdings of the Genesis Shareholders together with their Permitted Transferees becoming less than 3% of the outstanding share capital of the Company.

77.6.	One director shall be appointed by the TFV II Investors (as such term is defined in the Third Purchase Agreement) (the “TFV Director”; the TFV Director together with the Partech Director, the JVP Director, the Gemini Director and the Genesis Director, the “Preferred Shareholders Directors” and each a “Preferred Shareholders Director”), provided that the right of such TFV II Investors to appoint one director shall expire immediately upon the aggregate holdings of the TFV II Investors together with their Permitted Transferees becoming less than 3% of the outstanding share capital of the Company.

77.7.	One director shall be the CEO of the Company, ex-officio to be appointed upon receipt of his written consent to serve as a director and deemed removed upon notice of termination of his serving as the Company’s CEO.
77A.	Notwithstanding the aforesaid in Article 77, upon the request of the underwriter in an IPO, the number of directors shall be reduced to 7 such that, (i) instead of the personal nomination of the five directors by the JVP Funds, Partech Funds, Gemini Shareholders, Genesis Shareholders and TFV II Investors as set forth above, the holders of a majority of the Preferred Shares shall appoint four directors on their behalf and the respective shareholders group whose representative shall cease to serve as a director as a result of such reduction shall be entitled to appoint an observer to the Board of Directors, and (ii) the holders of the majority of the Ordinary Shares and Ordinary Shares (Series A) shall be entitled to appoint two directors instead of three. Said observer shall be entitled to attend all Board of Directors’ meetings, but will not be entitled to vote at any Board of Directors’ meeting. Until and as the shareholders group that appointed it holds shares of the Company, such observer shall be entitled to receive all documents and information provided to any director of Company
78.	In addition to the above, for as long as NJI No. 3 Investment Fund holds 4% or more of the issued and outstanding share capital of the Company, it shall be entitled to appoint a non-voting observer to the Board of Directors. Such observer shall be entitled to attend all Board of Directors’ meetings, but will not be entitled to vote at any Board of Directors’ meeting. Until and as long as NJI No.3 Investment Fund holds shares of the Company, it shall be entitled to receive all documents and information provided to any director of Company.

79.	In addition to the above, for as long as BancBoston Investments Inc. holds 4% or more of the issued and outstanding share capital of the Company, it shall be entitled to appoint a non-voting observer to the Board of Directors. Such observer shall be entitled to attend all Board of Directors’ meetings, but will not be entitled to vote at any Board of Directors’ meeting.

80.	The appointment of a director or observer as aforesaid, and the dismissal or replacement of any director or observer so appointed, shall be by written notice given to the Company by the appointing shareholder(s).The Board shall meet as frequently as reasonably necessary and, in any event, at least once every twelve (12) weeks.

81.	If any member of the Board of Directors is not elected or appointed, or if the office of any member of the Board of Directors is vacated for a period of at least 7 days, the other members of the Board of Directors may act in every way and manner provided for under these Articles and the Law as long as their number does not fall below the quorum required by these Articles for a Board of Directors’ meeting.
82.	Any casual vacancy occurring in the Board of Directors in respect of a Director appointed by any Shareholders may be filled up only by such Shareholders.

83.	Any person may be an alternate member of the Board (an “Alternate Director”) if such person is qualified to serve as a director of the Company. Any Alternate Director shall have vote equal to vote of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 86 below in relation with such Alternate Director.

84.	A Director shall not be required to hold qualifying shares in the Company.

85.	A Director may hold another paid position or function, except as auditor, in the Company, or in any other company of which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a Director, upon such conditions with respect to salary and other matters as determined by the Directors and approved by the general meeting of the shareholders.

86.	Subject to the provisions of these Articles, or to the provisions of an existing contract, the tenure of office of a Director shall automatically be terminated upon the occurrence of one of the following:
86.1.	If he becomes bankrupt;

86.2.	If he is declared insane or becomes of unsound mind;

86.3.	If he resigns by an instrument in writing delivered to the Company, and, if he was appointed by a Shareholder empowered to appoint a Director, with a copy to the Shareholder or Shareholders who appointed him;

86.4.	With his death;

86.5.	With the liquidation of the Company;

86.6.	With regard to the Director appointed in accordance with Article 77.1 — upon receipt by the Company of a written notice from the holders of the majority of the Ordinary Shares and Ordinary Shares (Series A) of the termination of his appointment; and

86.7.	With regard to the directors appointed in accordance with Articles 77.2 to 77.6 - upon receipt by the Company of a written notice from the respective appointing shareholders under such Articles of the termination of the appointment of the respective director so appointed, or upon the aggregate holdings of such respective appointing shareholders decreasing below 3% of the Company’s outstanding share capital (for the avoidance of doubt, for the purpose of calculating the said 3% of the Company’s outstanding share capital pursuant to this Article 86.7, all of the securities held by either of the Gemini Shareholders or the Partech Funds, respectively, shall be taken into account as if they are held by the appointing shareholder).
87.	The Directors’ remuneration shall be set from time to time at the Company’s general meeting. In addition, the Directors and their Alternates shall be entitled to reimbursement of their reasonable expenses for travel, board and lodging that have been expended in the course of their performance of their duties as Directors, including actual and reasonable travel expenses to and from Board of Directors’ meetings, all as decided by the general meeting. If one of the Directors shall perform services or tasks aside from his regular duties as a Director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Directors may decide to pay him a special wage. Such a wage may be paid by way of salary, commission, participation in profits or otherwise, and shall be in addition to his regular fee, if there is any, or in place thereof, as shall be decided.
Powers and Duties of Directors
88.	Subject to these Articles, the management of the business of the Company shall be vested in the Board of Directors and they shall be entitled to perform all of the Company’s powers and authorities, and to perform in its name all the acts that it is entitled to do pursuant to these Articles and/or any Law, except for those acts which pursuant to Law or these Articles are vested in the general meeting of the Company, and subject to any provision in Law, or in these Articles, or the regulations that the Company shall adopt (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its general meeting as aforesaid shall not affect the legality of any prior act of the Directors that would be legal and valid but for that regulation.
89.	Without limiting the generality of the preceding provision, and subject to these Articles, the Directors may from time to time, in their discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and they may raise or secure the repayment of such sum of sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.
Functions of the Directors
90.	The Directors may meet in order to transact business, to adjourn their meetings or to organize them otherwise as they shall deem fit.

91.	The Chairman of the Board of Directors shall not have any additional or casting vote.
92.	The presence of a majority of the directors, one of which shall be the director appointed by the holders of Preferred Shares, shall constitute a quorum for meetings of the board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a business day, then to the first business day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the present directors shall be deemed a quorum.
93.	Subject to Section 112 of the Law, the Directors may delegate any of their powers to committees, the composition thereof shall be decided by the Board of Directors, and may from time to time revoke such delegation. The composition of the Board of Directors and of any committee of any subsidiary of the Company shall also be determined by the Board of Directors of the Company. Each committee to which any powers of the Directors have been delegated shall abide by any regulations enacted by the Directors with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles. Subject to any restrictions imposed by Law, the Directors may delegate that authority or a part thereof to an executive committee composed of Directors and/or officers whose membership will be set from time to time by the Directors.

94.	Members of the Board of Directors or a committee thereof may participate in a meeting of the Board of Directors or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Directors may also vote in writing, by delivery to the Company, prior to a Board of Directors meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting (but such voting shall not be considered presence in person at such meeting).
95.	Every Director may at any time call a Board of Directors’ meeting and the Chairman shall call such a meeting upon such request.
96.	Any notice of a Board of Directors’ meeting can be given in writing, or by telegram, facsimile or telex. Notice shall be given at least 3 days before the time appointed for the meeting, unless all of the Directors at that time agree to a shorter notice, or waive notice altogether.
97.	Issues raised before all meetings of the Board of Directors shall be decided by the majority of the Directors present and voting.
98.	A resolution in writing signed or agreed to in writing (including by facsimile) by all of the Directors shall be valid for every purpose as a resolution adopted at a Board of Directors’ meeting that was duly convened and held. In place of a Director the aforesaid resolution may be signed and delivered by his Alternate.
99.	All actions performed bona fide by the Board of Directors or by any person acting as Director or as an Alternate shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a Director or Alternate, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or in his qualifications so to serve.
100.	The Directors shall cause minutes to be taken of all general meetings of the Company, of the appointments of officers of the Company, and of Board of Directors’ meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the Chairman of the meeting, shall serve as a prima facie proof of the truth of the contents of the minutes.
101.	The Directors shall comply with all provisions of the Law, and especially with the provisions in respect of -
101.1.	Registration in the Company’s books of all liens that affect the Company’s assets;

101.2.	Keeping a register of Directors;

101.3.	Delivery to the Registrar of Companies of all notices and reports that are required to be so delivered.
Personal Interest
102.	All transactions in which an Office Holder (as such term is defined in the Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Law.
CEO, General Manager, President, Secretary, Other Officers and Attorneys
103.	The Directors may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the Chief Executive Officer, General Manager or

President of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO, General Manager or President will stay in office. The Directors may, from time to time, subject to any provision in any contract between the CEO, General Manager or President and the Company, release him from his office and appoint another or others in his or their place. The Directors may from time to time grant and bestow upon the CEO, General Manager or President those powers and authorities that it exercises pursuant to these Articles and subject to the provisions of Section 92 of the Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.
104.	The Directors may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Directors may from time to time deem fit, and may from time to time, in their discretion, suspend and/or dismiss any one or more of such persons. The Directors may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as they deem fit.
105.	The wages and any other compensation of the General Manager and other managers, officers or personnel shall be determined from time to time by the Board of Directors (subject to any provision in any contract between the Company and any such General Manager, manager, officer or personnel), and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Directors shall determine.
106.	The Directors may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Directors or which the Directors can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Directors may deem proper. Every such authorization may contain such directives as the Directors deem proper for the protection and benefit of the persons dealing with such attorneys. The Directors may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.
Dividends
107.	Subject to these Articles and the provisions of Sections 301 through 311 of the Law, the Company, at a general meeting and upon the recommendation of the Directors, may declare a dividend to be paid to the Shareholders, according to their rights and benefits in the profits, and to decide the time of payment. A dividend may not be declared in excess of that recommended by the Directors, although the Company at a general meeting may declare a smaller dividend. Notwithstanding the aforesaid and anything to the contrary in this Articles, the distribution of bonus shares (and the capitalization of premiums in that regard) shall only require the approval of the Directors and shall not be subject to the consent of the shareholders or to the consent of the Majority Investors.
108.	Subject to these Articles, the Directors may from time to time pay to the Shareholders, on account of a forthcoming dividend, such interim dividend as shall be deemed just with regard to the condition of the Company.

109.	A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.
110.	Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company which shall be declared as dividends shall be distributed according to the proportion of the nominal value paid up to account of the shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.
111.	The Directors may issue any share upon the condition that a dividend shall be paid at a certain date, or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or any similar condition; in every such case, subject to any provision mentioned in Article the preceding Article, the dividend shall be paid in respect of such a share in accordance with such a condition.
112.	At the time of declaration of a dividend the Company may decide that such a dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.
113.	The Company shall have a lien on any dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.
114.	The persons registered in the Register as Shareholders on the record date for declaration of the dividend shall be entitled to receive the dividend. A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer.
115.	A dividend may be paid by, inter alia, check or payment order to be mailed to the address of a shareholder or person entitled thereto as registered in the Register, or in the case of joint owners — to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.
116.	If at any time the share capital is divided into different classes of shares, the distribution by way of dividend of fully paid up shares, or from funds pursuant to Article 122 below, shall be made in one of the two following manners as to be determined by the Directors:
116.1.	All holders of shares entitled to fully paid up shares shall receive one uniform class of shares; or

116.2.	Each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by him and entitling him to fully paid up shares.
117.	If the Company has redeemed redeemable preference shares, then all funds reserved for redemption of such shares and remaining after such redemption may be used, in whole or in part, according to a resolution of the Company, to pay in full or in part for any new share issues or any shares not yet issued to the Shareholders of the Company and to distribute such fully paid up shares, as shall be decided upon by the Board of Directors, up to the sum equal to the nominal value of the shares to be issued.
118.	In order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board of Directors may resolve any difficulty that shall arise with respect to such distribution in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of distribution. The Board of Directors may further decide that payments shall be in cash and shall be made to a shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board of Directors shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Directors shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Directors may appoint a person to execute such an agreement in the name of the persons entitled to any dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.
119.	The Board of Directors may, with respect to all dividends not demanded within 30 days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.
120.	The Company shall not be obligated to pay interest on any dividend, including in the circumstances set forth in the preceding Article.
Reserves
121.	The Directors may set aside from the profits of the Company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall in the discretion of the Board of Directors be beneficial to the Company, and the Directors may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board of Directors may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Directors may, from time to time, also transfer to the next year profits out of such sums which are, in their discretion, beneficial to the Company. The Directors may generally create funds as they deem necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in their discretion as they deem fit so long as the creation, changes or uses of such funds do not exceed any provision of the Law or accepted accounting principles and practices.
122.	All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as dividends. The Board of Directors may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve account, unless the Directors decide to cover such losses from other funds of the Company. The Board of Directors may use moneys credited to the capital reserve liability account in any manner that these Articles or the Law permit.

123.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.
Capitalization of Reserve Funds
124.	The Company may from time to time resolve at a general meeting that any sum, investment or property not required as a source for payment of fixed preferential dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as dividends on shares, in the manner so directed by such resolution. The Board of Directors shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The Directors may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Directors may act, and shall have all the powers and authorities, as set forth in Article 119 above, mutatis mutandis.
Stamp and Signatures
125.	The Directors shall cause the Company’s stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the rubber stamp in violation of any instructions the Directors may give in connection with the use thereof.
126.	Subject to the provisions of these Articles, the Board of Directors may designate any Person or Persons (even if they are not members of the Board of Directors) to act and to sign in the name of the Company, and to apply the Company’s rubber stamp; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.
127.	The printing of the name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the rubber stamp of the Company was affixed.

128.	Reserved.
Accounts and Audit
129.	The Directors shall cause correct accounts to be kept:
(1) Of the assets and liabilities of the Company;
(2) Of moneys received or expended by the Company and the matters for which such moneys are expended or received;
(3) Of all purchases and sales made by the Company.
The account books shall be kept in the Office or at such other place as the Directors deem fit, and they shall be open for inspection by the Directors.
130.	The Directors shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. Subject to the provisions of the Original Agreements, and these Articles, no Shareholder other than a Director shall have any right to inspect any account book or document of the Company except as conferred by Law or authorized by the Board of Directors or by the Company in a general meeting.
131.	Auditors shall be appointed and their function shall be set out in accordance with the Law and subject to any agreement among the Shareholders.
132.	Not less than once a year, the Directors shall submit before the Company at a general meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the applicable Law. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Directors with respect to the condition of the Company’s business, the amount (if any) they propose as a dividend and the amount (if any) that they propose to set aside for the fund accounts.
Notices
133.	A notice or any other document may be served by the Company or a Shareholder upon any Shareholder either personally or by sending it by mail, facsimile or addressed to such Shareholder at his registered address as appearing in the Register of Shareholders. If the address of a Shareholder is outside of Israel, then any notice sent by mail shall be sent by airmail. Any notice sent by facsimile or other means of electronic transmission allowed herein shall require confirmation for sending and receipt to be deemed as sent (subject to these Articles).
134.	All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.
135.	Any Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the register shall be entitled to receive any notice from the Company.
136.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.
137.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served 14 days after the delivery thereof to the post office, if sent by airmail, and 7 days after the delivery thereof to the post office, if sent by domestic post, and (iii) if sent by electronic mail or facsimile, shall be deemed to have been served on the next business day after the time such, facsimile or telegram was sent. If a notice is, in fact, received by the addressee, then it shall be deemed to have been duly served, when received, notwithstanding it having been defectively addressed or failed in some other respect, to comply with the provisions of this Article 137.

In proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and delivered at the post office, or sent by confirmed facsimile, as the case may be.

Reorganization of the Company
138.	Subject to the rights of each class of shares, in case of a sale of substantially all of the Company’s assets the Directors may, or in case of liquidation the liquidators may, if authorized by resolution of the Company, receive shares paid in full or in part, debentures, or other securities of any other company, whether already existing or about to be established for the purpose of acquiring the property of the Company, or a part thereof.
139.	Subject to the rights of each class of shares, and to the provisions of these Articles, the Directors (if the profits of the Company so permit) or the liquidators (at the time of liquidation) may distribute among the Shareholders the shares or aforesaid securities or any other property of the Company without realizing them, or may deposit them with trustees for the Shareholders.

140.	Reserved.
Office Holders’ Indemnity and Insurance
141.	Subject to the provisions of any Law, the Company may indemnify its Office Holders (as defined in the Law) with respect to any of the following:
141.1.	A monetary liability or expense imposed on or incurred by him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect or as a result of an act (or omission) performed by him by virtue of him being an Office Holder of the Company;

141.2.	Reasonable litigation expenses, including legal fees paid for by the Office Holder, or which he is obligated to pay under a court order, in a proceeding brought against him by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which he is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect or as a result of an act (or omission) performed by him by virtue of him being an Office Holder of the Company.

141.3.	Reasonable litigation expenses, including legal fees, expended by him in respect or as a result of an investigation or proceeding instituted against him by a competent authority, which investigation or proceeding has not ended in a criminal charge or in a financial liability in lieu of a criminal proceeding, or has ended in a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases “proceeding that has not ended in a criminal charge” and “financial obligation in lieu of a criminal proceeding” shall have the meaning as defined in Section 260(a)(1a) of the Companies Law).
The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking according to Article 141.1 above is limited to events which in the opinion of the Board of Directors can be foreseen, in view of the Company’s then current activities, when the undertaking to indemnify is given, and to an amount or criteria set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.
142.	Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:
142.1.	A breach of the duty of care owed to the Company or any other person;

142.2.	A breach of the fiduciary duty owed to the Company, provided that such Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company;

142.3.	A monetary liability imposed on such Office Holder in favor of a third party, in respect or as a result of an act (or omission) performed by him by virtue of him being an Office Holder of the Company.
142A.	The Company may, to the maximum extent permitted by law, exempt and release an Office Holder, including in advance, from and against all or part of his liability for monetary or other damages due to, arising or resulting from, a breach of his duty of care to the Company other than a breach of his or her duty of care to the Company upon “distribution” as such term is defined in the Companies Law. The Directors are released and exempt from all liability as aforesaid to the maximum extent permitted by law with respect to any such breach, which has been or may be committed.

142B.	The provisions of Articles 141, 142 and 142A above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under applicable law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board.

In the event of any change after the date of adoption these Articles in any applicable law, statute or rule which expands the right of an Israeli company to indemnify or insure an Office Holder, these Articles shall automatically be deemed to enable the Company to so expand the scope of indemnification and/or insurance that the Company is able to provide.
Winding Up
143.	In the event of a winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed, subject to the specific rights of each class of shares, in proportion to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.
144.	If, at the time of liquidation, the Company’s property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall as much as possible be borne by the Shareholders in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. If, at the time of liquidation, the Company’s property designated for distribution among the Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company it shall belong and be delivered to the Shareholders pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.
Purchase of a Substantial Portion of Company Shares
145.	(a) In the event that a third party (in this Article, the “Offeror”) shall offer to purchase all of the outstanding shares of the Company and holders of at least 75% of the issued shares of the Company or the voting rights of the Company (the “Majority”) are willing to accept such an offer, then the remaining shareholders (the “Minority”) agree to and shall sell all of their shares to the Offeror. The Majority and Minority shareholders further agree that the Offeror will purchase the shares of the Majority and Minority shareholder on the same terms and conditions (including repayment of debts and release from guarantees) and for the same price per share, subject to the liquidation preference of the holders of Preferred Shares under Article 6.1 above, if any. Article 39 shall not apply to transfer pursuant to this Article 145.
(b) Thirty (30) days prior to the date set by the Offeror as the final date for accepting such offer, the Company shall notify, or cause to be notified, each Shareholder in writing of such offer. Such notice shall set forth: (i) the name of the Offeror and the number of shares proposed to be acquired; (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Offeror; and (iii) the names of, and number of shares held of record by, Shareholders that the Company knows are willing to accept the offer.
(c) With respect to each purchase of shares by an Offeror pursuant to this Article, the consideration for the shares so purchased shall be paid in full at such closing to the Shareholder against delivery of the appropriate certificates or instruments evidencing such shares, duly enclosed or with duly executed share powers attached thereto. Shares delivered at each such closing shall be free and clear of all security interests, and all title thereto, and all rights and privileges of ownership thereof, immediately shall be vested in the Offeror.
(d) The Company shall not affect any transfer of shares by any Shareholder until it has satisfactory evidence that the provisions of this Article, if applicable to such transfer, have been complied with.
Restrictive Provisions
146.	Any action or resolution of the Company’s general meeting, or of the Board of Directors (or any committee thereof), as applicable, or of any subsidiary of the Company, regarding any of the following issues shall require the consent of the Majority Investors or, if applicable, of at least two of the Preferred Shareholders Directors: (i) amendment to the Company’s incorporation documents; (ii) an increase of the number of shares reserved for allocation for employees, directors or consultants under the Company’s share option plans (“ESOP”), as of the date of adoption of these Articles, or a change to the exercise price of the options granted under the ESOP; (iii) reclassification or re-capitalization of the Company’s outstanding share capital; (iv) declaration and payment of any dividends or other distributions of cash, shares or assets; (v) change in the number of members of the Board of Directors; (vi) a material change in, or cessation of, the business of the Company; (vii) repurchase or redemption of any securities of the Company; (viii) a transaction with any of the Company’s officers, directors, shareholders or other persons who are known to be Interested Parties outside the ordinary course of business; (ix) a Liquidation Event or a Deemed Liquidation Event; (x) the liquidation, dissolution or winding up of the Company or termination of the Company’s activities; and (xi) the offering of the Company’s shares to the public in an IPO or if prior to the IPO, the initial registration of the Comapny’s shares on any stock exchange or stock market. This Article 146 shall not be amended unless such amendment was adopted by the holders of the majority of the Preferred Shares issued and outstanding.
147.	Without derogating from the provisions of Article 146 above or any applicable law, Articles 6.1, 6.3, 6.4, 10, 10A, 37, 38, 39, 77, 77A and 146, may be amended, solely with the consent of the holders of the majority of the Preferred Shares, unless such amendment is applied in a disproportionate manner to a class(es) of Preferred Shares, in which case a written consent of the holders of a majority of such class(es) of Preferred Shares shall be required.
148.	Article 147 above shall not be amended, unless such amendment is approved by the holders of a majority of each class of Preferred Shares, in writing or at a separate special general meeting of the holders of each class of Preferred Shares pursunat to these Articles.
149.	Aggregation of Shares. All shares of the Company held or acquired by a holder of Preferred Share which is a partnership or limited liability company or any affiliated entity thereof or

Permitted Transferee thereof or by any entity directly or indirectly controlling, controlled by or under common control of, such Preferred Shareholder including, without limitation, any general partner, officer or director of such person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners, shall be aggregated together for the purpose of determining the availability of any rights under these Articles and the exercise of those rights may be allocated among such affiliated entities in such manner as those entities may determine.

Exhibit A — Illustration (Article 6.3.1(c))

Exhibit A to Articles of Association — Illustration of Calculation of Number of Special Ordinary Conversion Shares	10

Calculation of Deemed Fully Diluted Share Capital	Post Split	Article 6.3.1(C) References
Number of Issued, as converted basis, excluding Preferred A Shares held in escrow	6,110,797	Paragraph (1) of Definition of "Deemed Fully Diluted Share Capital"
Assumed cashless exercised of warrants and right to purchase Preferred A Shares held in escrow and not fully paid up	196,677	Paragraph (2) of the definition of "Deemed Fully Diluted Share Capital"
Assumed exercise options and warrants to purchase Preferred Shares at par value	54,463	Paragraph (2) of the definition of "Deemed Fully Diluted Share Capital"
Allocated options and warrants to purchase ordinary shares	1,537,220	Paragraph (3) of the definition of "Deemed Fully Diluted Share Capital"
Deemed Fully Diluted Share Capital	7,899,157	"Deemed Fully Diluted Share Capital" / "FD"

Calculation of Deemed IPO Proceeds
Theoretical Price per share at IPO	$22.75	"Offering Price Per Share"
Deemed IPO Proceeds	179,705,822	"Deemed IPO Proceeds"

Calculation of Deemed Preference Distribution Amount
Number of Outstanding Preferred E Shares	452,157
Original Issue Price per Preferred E Share	$12.16410
Preferred E Preference	$5,500,083	"Preferred E Preference"
Number of Outstanding Preferred D Shares	785,145
Original Issue Price per Preferred D Share	$10.22560
Preferred D Preference	$8,028,579	"Preferred D Preference"
Number of Outstanding Preferred C Shares	89,826
Original Issue Price per Preferred C Share	$31.5050
Preferred C Preference	$2,829,968	"Preferred C Preference" / "Deemed C Preference Amount"
Number of Outstanding Preferred B Shares	2,706,236
Number of Preferred B Shares deemed issued upon cashless exercise of warrants	114,673
Original Issue Price per Preferred B Share	$7.9450
Preferred B Preference	$22,412,122	"Preferred B Preference"
Number of Outstanding Preferred A Shares	668,205
Number of Preferred A Shares deemed issued upon cashless exercise of right to purchase Preferred A Shares held in escrow	82,004
Original Issue Price per Preferred A Share	$5.53750
Preferred A Preference	$4,154,282	"Preferred A Preference"
Total Preference	$42,925,034	"Deemed Preference Distribution Amount"

Calculation of Deemed C Pro-Rata Amount
Deemed IPO Proceeds	$179,705,822
Deemed Preference Distribution Amount	$42,925,034
Deemed Pro-Rata Distribution Amount	$136,780,788
Deemed Fully Diluted Share Capital	7,899,157
Number of Ordinary Shares issuable upon conversion of Preferred C Shares immediately prior to the IPO (excluding the adjustment under Article 6.3.1(c))	110,049	"Deemed C Outstanding" / "C"
Deemed C Pro-Rata Portion	1.39%	"Deemed C Pro-Rata Portion"
Deemed C Pro-Rata Amount	$1,905,594	"Deemed C Pro-Rata Amount"

Calculation of Required C Percentage
Deemed C Total Amount	$4,735,562
Required C Percentage	2.64%	"Required C Percentage" / "C%"

Calculation of Deemed Fully Diluted Share Capital	Post Split	Article 6.3.1(C) References
Calculation of Number of Special Ordinary Conversion Shares
FD	7,899,157
C	110,049
C%	2.64%

Number of Special Ordinary Conversion Shares (FD-C)*C%/(100%-C%)	210,812	"Number of Special Ordinary Conversion Shares"

Cashless Exercise Calculations
Cashless exercise calculation of right to purchase Preferred A Shares held in Escrow
Number of shares subject to right to purchase	108,357
Fair market value of shares (based on Offering Price Per Share)	$2,465,122
Total purchase price	$599,525
Cashless exercise shares	82,004

Cashless exercise calculation of Warrant #1 for Preferred B Shares
Number of shares subject to exercise	62,933
Fair market value of shares (based on Offering Price Per Share)	$1,431,726
Total purchase price	$500,000
Cashless exercise shares	40,955

Cashless exercise calculation of Warrant #2 for Preferred B Shares
Number of shares subject to exercise	37,760
Fair market value of shares (based on Offering Price Per Share)	$859,040
Total purchase price	$300,000
Cashless exercise shares	24,573

Cashless exercise calculation of Warrant #3 for Preferred B Shares
Number of shares subject to exercise	44,053
Fair market value of shares (based on Offering Price Per Share)	$1,002,206
Total purchase price	$350,000
Cashless exercise shares	28,668

Cashless exercise calculation of Warrant #4 for Preferred B Shares
Number of shares subject to exercise	31,466
Fair market value of shares (based on Offering Price Per Share)	$715,852
Total purchase price	$250,000
Cashless exercise shares	20,477